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                                                                    EXHIBIT 21.1

Subsidiaries of the Registrant and their respective States of Incorporation


Mattress Discounters Corporation         Delaware

T.J.B., Inc.                             Maryland

The Bedding Experts, Inc.                Illinois

Comfort Source Mattress Company          Delaware